UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 2, 2020

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD
KILGORE, TEXAS (Address of principal executive offices)		75662 (Zip code)

Registrant's telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	MMLP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2020, Martin Operating Partnership L.P. (the "Operating Partnership"), a wholly owned subsidiary of Martin Midstream Partners L.P. (the "Partnership"), and the Partnership entered into a Tenth Amendment to Third Amended and Restated Credit Agreement (the "Tenth Amendment") with Royal Bank of Canada, as administrative agent and collateral agent for the lenders and as an L/C Issuer and a lender, and the other lenders party thereto, which upon its effectiveness will amend the Third Amended and Restated Credit Agreement, dated as of March 28, 2013, as amended (the "Credit Agreement").

The Tenth Amendment, among other changes:

1.
permits the Partnership to issue $400,000,000 of notes (the "Second Lien Notes") that will be secured by a second-priority lien on the collateral that secures the Credit Agreement, subject to the restrictions set forth in the Tenth Amendment;

2.	reduces the aggregate amount of commitments under the Credit Agreement from $400,000,000 to $350,000,000;

3.	confirms that, upon the issuance of the Second Lien Notes, the maturity date of the lenders’ commitments under the Credit Agreement is August 31, 2023;

4.	removes the Operating Partnership’s ability to increase the commitments under the Credit Agreement without entering into a future amendment to the Credit Agreement;

5.	limits the Partnership’s ability to increase distributions to its unitholders from their current level unless the Partnership’s Total Leverage Ratio (as defined in the Credit Agreement) is below 4.0x;

6.
allows the Partnership to prepay, redeem or otherwise purchase the Second Lien Notes with up to 50% of the first $150,000,000 it receives in proceeds from future asset sales, subject to the restrictions set forth in the Tenth Amendment;

7.
allows the Partnership to make semi-annual excess cash flow prepayment offers with respect to the Second Lien Notes and certain other optional prepayments, redemptions and repurchases of the Second Lien Notes, but subject to various restrictions set forth in the Tenth Amendment that may not be satisfied at the time the Partnership is otherwise required, or would like, to make such prepayment, redemption or repurchase of the Second Lien Notes;

8.
requires that the Operating Partnership prepay amounts outstanding under the Credit Agreement with certain asset sale proceeds, with a corresponding reduction in commitments under the Credit Agreement, but in no event to less than $325,000,000;

9.
requires the Operating Partnership to maintain a maximum First Lien Leverage Ratio (as defined in the Tenth Amendment, but generally meaning the ratio of (x) the amount of borrowings outstanding under the Credit Agreement to (y) the Partnership’s consolidated EBITDA(as defined in the Credit Agreement)) of not more than 2.5:1.0, which financial covenant replaces the existing maximum Senior Leverage Ratio (as defined in the Credit Agreement);

10.
requires the Operating Partnership to maintain a minimum Interest Coverage Ratio of 2.0:1.0 with respect to the fiscal quarters ending in June, September and December of 2020, 1.75:1.00 with respect to each fiscal quarter ending in 2021, and 2.0x with respect to each fiscal quarter thereafter; and

11.	authorizes the collateral agent under the Credit Agreement to enter into an intercreditor agreement with the collateral trustee for the Second Lien Notes.

The Tenth Amendment will become effective upon the occurrence of customary conditions, as well as the (i) consummation of an offering of $400,000,000 in aggregate principal amount of Second Lien Notes and (ii) the Partnership’s redemption or repurchase of, or offer to redeem, all its 7.25% senior notes due 2021.

The foregoing description of the Tenth Amendment does not purport to be complete and is qualified in its entirety by reference to the Tenth Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit Number	Description
10.1
Tenth Amendment to Third Amended and Restated Credit Agreement, executed as of March 2, 2020, by and among Martin Operating Partnership L.P., a Delaware limited partnership, as borrower, Martin Midstream Partners L.P., a Delaware limited partnership, the other Loan Parties party thereto, the Lenders party thereto, and Royal Bank Of Canada, as administrative agent and collateral agent for the Lenders and as an L/C Issuer and a Lender.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P. By: Martin Midstream GP LLC, Its General Partner
Date: March 6, 2020	By: /s/ Robert D. Bondurant
Robert D. Bondurant
Executive Vice President, Treasurer, Principal Accounting Officer and Chief Financial Officer